Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc. Reports
Net Income of $1.6 Million or $0.17 Per Diluted Share for the Second Quarter Ended June 30, 2024

Renton, Washington – July 25, 2024 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today reported net income of $1.6 million, or $0.17 per diluted share, for the quarter ended June 30, 2024, compared to a net loss of $1.1 million, or $(0.12) per diluted share, for the quarter ended March 31, 2024, and net income of $1.5 million, or $0.16 per diluted share, for the quarter ended June 30, 2023. For the six months ended June 30, 2024, net income was $480,000, or $0.05 per diluted share, compared to net income of $3.6 million, or $0.39 per diluted share, for the comparable period in 2023.

“During the second quarter, our financial results were positively impacted by the successful completion of a project to modify a large number of loans relating to our previously announced sale of the Bank to Global Federal Credit Union. Specifically, our balance sheet contained over $250 million of loans that are ineligible for a federally chartered credit union like Global to hold due to various aspects, primarily an original term greater than 15 years for non-owner occupied residential and commercial loans. As part of our Purchase and Assumption Agreement with Global, the Bank agreed to use its good faith efforts to modify or refinance these loans. I am very pleased that the outstanding efforts of our employees resulted in the modification or refinance of over $130 million of this portfolio,” stated Joseph W. Kiley III, President and CEO.

“As previously reported, our first quarter earnings were adversely impacted by the purchase of a single premium group annuity to satisfy the Company’s obligations to current and former employees covered by a legacy defined benefit plan. Extinguishing this liability at a pretax cost of $1.2 million was a strategic move considered to be an appropriate use of capital in light of the elevated rate environment. We also recognized $767,000 in pretax transaction related expenses in the first quarter of 2024, further adversely impacting our first quarter earnings. During the quarter ended June 30, 2024, we recognized $284,000 in pretax transaction expenses,” continued Kiley.

“While nonaccrual loans increased $4.5 million during the quarter ended June 30, 2024, overall credit quality remained strong, with only $4.7 million of nonaccrual loans relative to our $1.15 billion total loan portfolio. The increase in nonaccrual loans was due primarily to a $4.1 million commercial real estate loan moving to nonaccrual in the quarter. The loan is secured by a well-collateralized mixed-use property, and as such, we do not expect to incur a loss related to this credit. The property is currently under contract to sell, and we are in the early stages of working with the purchaser to potentially allow an assumption of the existing loan. Finally, we performed an analysis of the allowance for credit losses, which considered various factors including declines in loan balances, shifts in the composition of the loan portfolio, and credit grade changes. After careful consideration, our analysis concluded that a $200,000 recapture of provision for credit losses was appropriate,” concluded Kiley.

Highlights for the quarter ended June 30, 2024:
•	Net loans receivable totaled $1.14 billion at June 30, 2024, down $7.8 million from the prior quarter end.
•	Book value per share was $17.51 at June 30, 2024, compared to $17.46 at March 31, 2024, and $17.35 at June 30, 2023.
•	Paid a quarterly cash dividend to shareholders of $0.13 per share.
•	The Bank’s Tier 1 leverage and total capital ratios were 10.9% and 16.6% at June 30, 2024, compared to 10.4% and 16.2% at March 31, 2024, and 10.0% and 15.8% at June 30, 2023, respectively.
•	Credit quality remained strong with nonaccrual loans totaling $4.7 million, or 0.41% of total loans.
•
Recorded a $200,000 net recapture of provision for credit losses in the current quarter, compared to a $175,000 net recapture of provision for credit losses in the prior quarter and a $247,000 net recapture of provision for credit losses in the comparable quarter in 2023.

Deposits totaled $1.09 billion at June 30, 2024, compared to $1.17 billion at March 31, 2024, and $1.22 billion at June 30, 2023. The $78.7 million decline in deposits at June 30, 2024, compared to March 31, 2024, was due predominantly to a $38.2 million decrease in money market balances, $10.2 million reduction in brokered certificates of deposit and a $25.1 million decline in brokered deposits through the IntraFi Network, which was consistent with management’s strategy to reduce these higher cost deposits.
The following table presents a breakdown of our total deposits (unaudited):

	Jun 30, 2024	Mar 31, 2024	June 30, 2023	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing demand	$99,842	$100,846	$111,768	$(1,004)	$(11,926)
Interest-bearing demand	57,033	58,489	89,080	(1,456)	(32,047)
Savings	17,423	19,314	20,364	(1,891)	(2,941)
Money market	497,345	535,594	467,411	(38,249)	29,934
Certificates of deposit, retail	365,527	366,507	359,919	(980)	5,608
Brokered deposits	51,004	86,146	176,422	(35,142)	(125,418)
Total deposits	$1,088,174	$1,166,896	$1,224,964	$(78,722)	$(136,790)

The following tables present an analysis of total deposits by branch office (unaudited):
			June 30, 2024
	Noninterest- bearing demand	Interest- bearing demand	Savings	Money market	Certificates of deposit, retail	Brokered deposits	Total
	(Dollars in thousands)
King County
Renton	$30,336	$14,380	$11,186	$306,176	$246,076	$-	$608,154
Landing	2,079	566	113	7,895	9,881	-	20,534
Woodinville	1,953	2,949	987	10,931	10,845	-	27,665
Bothell	3,336	847	398	1,595	6,055	-	12,231
Crossroads	13,585	2,858	28	25,599	17,748	-	59,818
Kent	7,729	8,142	42	14,525	7,448	-	37,886
Kirkland	8,326	1,789	210	15,007	1,752	-	27,084
Issaquah	1,287	232	22	3,971	6,202	-	11,714
Total King County	68,631	31,763	12,986	385,699	306,007	-	805,086
Snohomish County
Mill Creek	5,823	2,306	420	15,209	9,578	-	33,336
Edmonds	10,418	9,470	402	20,255	12,753	-	53,298
Clearview	4,810	4,888	1,444	18,695	9,504	-	39,341
Lake Stevens	4,111	4,445	1,171	22,618	14,090	-	46,435
Smokey Point	2,700	3,152	982	31,808	10,435	-	49,077
Total Snohomish County	27,862	24,261	4,419	108,585	56,360	-	221,487
Pierce County
University Place	2,385	41	2	1,819	1,503	-	5,750
Gig Harbor	964	968	16	1,242	1,657	-	4,847
Total Pierce County	3,349	1,009	18	3,061	3,160	-	10,597

Brokered deposits	-	-	-	-	-	51,004	51,004

Total deposits	$99,842	$57,033	$17,423	$497,345	$365,527	$51,004	$1,088,174

			March 31, 2024
	Noninterest- bearing demand	Interest- bearing demand	Savings	Money market	Certificates of deposit, retail	Brokered deposits	Total
	(Dollars in thousands)
King County
Renton	$34,134	$17,394	$12,802	$328,526	$249,288	$-	$642,144
Landing	3,759	767	98	7,019	9,571	-	21,214
Woodinville	2,137	2,207	1,011	10,707	10,866	-	26,928
Bothell	3,025	947	32	1,835	5,158	-	10,997
Crossroads	12,007	3,320	35	25,107	17,689	-	58,158
Kent	5,875	5,579	6	15,046	7,207	-	33,713
Kirkland	8,804	1,861	155	14,339	2,055	-	27,214
Issaquah	1,435	373	113	2,781	6,053	-	10,755
Total King County	71,176	32,448	14,252	405,360	307,887	-	831,123
Snohomish County
Mill Creek	5,241	2,327	685	12,600	8,426	-	29,279
Edmonds	9,838	9,487	576	29,314	13,054	-	62,269
Clearview	4,802	4,646	1,452	17,701	9,076	-	37,677
Lake Stevens	3,841	4,134	1,165	22,557	14,043	-	45,740
Smokey Point	2,661	4,415	1,167	45,123	10,800	-	64,166
Total Snohomish County	26,383	25,009	5,045	127,295	55,399	-	239,131
Pierce County
University Place	2,034	63	1	1,748	1,487	-	5,333
Gig Harbor	1,253	969	16	1,191	1,734	-	5,163
Total Pierce County	3,287	1,032	17	2,939	3,221	-	10,496

Brokered deposits	-	-	-	-	-	86,146	86,146

Total deposits	$100,846	$58,489	$19,314	$535,594	$366,507	$86,146	$1,166,896

Net loans receivable totaled $1.14 billion at both June 30, 2024, and March 31, 2024, down from $1.17 billion at June 30, 2023. During the quarter ended June 30, 2024, loan repayments outpaced new originations across all loan categories except one-to-four family residential. The average balance of net loans receivable totaled $1.14 billion for the quarter ended June 30, 2024, compared to $1.16 billion for the quarter ended March 31, 2024, and $1.18 billion for the quarter ended June 30, 2023.

The allowance for credit losses (“ACL”) represented 1.29% of total loans receivable at June 30, 2024, compared to 1.30% at March 31, 2024, and 1.31% at June 30, 2023.

Nonaccrual loans totaled $4.7 million at June 30, 2024, compared to $201,000 at both March 31, 2024, and June 30, 2023. The increase in nonaccrual loans during the quarter was due primarily to the previously mentioned $4.1 million commercial real estate loan and an additional $400,000 in consumer loans moving to nonaccrual. The commercial real estate loan is well collateralized, and no losses are anticipated on this credit. There was no other real estate owned (“OREO”) at June 30, 2024, March 31, 2024, or June 30, 2023.

Net interest income totaled $9.0 million for the quarter ended June 30, 2024, compared to $8.9 million for the quarter ended March 31, 2024, and $10.3 million for the quarter ended June 30, 2023.

Total interest income was $19.3 million for the quarter ended June 30, 2024, compared to $19.6 million for the quarter ended March 31, 2024, and $19.7 million for the quarter ended June 30, 2023. The decline in total interest income during the current quarter was due to average interest-earning asset balances declining by $50.1 million and $99.8 million, respectively, compared to the prior periods. Yield on loans increased to 5.93% during the recent quarter, compared to 5.88% and 5.71% for the quarters ended March 31, 2024, and June 30, 2023, respectively. During the quarter ended June 30, 2024, the Bank modified over $130 million in loans in accordance with terms in its Purchase and Assumption Agreement (the “Agreement”) with Global Federal Credit Union (“Global”). Net deferred loan fees and costs recognition increased $214,000 compared to the quarter ended March 31, 2024, due in large part to this activity, which positively impacted the yield on loans in the current quarter. Yield on investment securities was 4.38% for the current quarter, up from 4.11% and 3.93% for the quarters ended March 31, 2024, and June 30, 2023, respectively, while the average balances of investment securities declined $29.0 million from the prior quarter, primarily due to the maturity of low yielding securities in recent months.

Total interest expense was $10.3 million for the quarter ended June 30, 2024, compared to $10.7 million for the quarter ended March 31, 2024, and $9.4 million for the quarter ended June 30, 2023. The decline from the quarter ended March 31, 2024, was due primarily to lower levels of deposits, particularly the managed decrease in brokered deposits, offset slightly by an increase in the cost of interest-bearing liabilities. The average cost of interest-bearing deposits was 3.71% for the quarter ended June 30, 2024, up from 3.69% and 3.06% for the quarters ended March 31, 2024 and June 30, 2023, respectively. Advances from the FHLB totaled $176.0 million at June 30, 2024, compared to $115.0 million at March 31, 2024, and $120.0 million at June 30, 2023. The increase in FHLB advances during the current quarter was to replace the decrease in money market deposits and management’s intentional reduction in brokered deposits. At June 30, 2024, $115.0 million of our FHLB advances were tied to cash flow hedge agreements where the Bank pays a fixed rate and receives a variable rate in return to assist in the Bank’s interest rate risk management efforts. These cash flow hedge agreements had a weighted average remaining term of 29.6 months and a weighted average fixed interest rate of 1.87% as of June 30, 2024. The average cost of borrowings was 2.64% for the quarter ended June 30, 2024, compared to 2.65% for the quarter ended March 31, 2024, and 2.55% for the quarter ended June 30, 2023.

Net interest margin was 2.66% for the quarter ended June 30, 2024, compared to 2.55% for the quarter ended March 31, 2024, and 2.84% for the quarter ended June 30, 2023. The increase in the quarter ended June 30, 2024, was due primarily to the increase in net deferred loan fee recognition compared to the quarter ended March 31, 2024. This activity contributed to an increase in the average yield on interest-earning assets of 11 basis points to 5.73% during the second quarter of 2024, from 5.62% during the first quarter of 2024, and increased 30 basis points from 5.43% during the quarter ended June 30, 2023. The average cost of interest-bearing liabilities increased one basis point to 3.59% during the quarter, from 3.58% during the quarter ended March 31, 2024, and increased 58 basis points from 3.01% during the quarter ended June 30, 2023. The net interest margin for the month of June 2024 was 2.66%.

Noninterest income for the quarter ended June 30, 2024, totaled $673,000, down from $787,000 and $798,000 for the quarters ended March 31, 2024, and June 30, 2023, respectively. The decrease compared to the quarter ended March 31, 2024, was primarily due to fluctuations related to our fintech focused venture capital investment, a $41,000 decrease in wealth management revenue, and a $41,000 decrease in BOLI income due to timing differences, partially offset by a combined $58,000 increase in loan and deposit related fees.

Noninterest expense totaled $7.9 million for the quarter ended June 30, 2024, compared to $11.3 million for the quarter ended March 31, 2024, and $9.5 million for the quarter ended June 30, 2023. The decrease compared to the quarter ended March 31, 2024, was primarily due to a $2.9 million decrease in salaries and employee benefits, of which $1.4 million was related to the purchase of a single premium group annuity and accelerated amortization of related prepaid expense to satisfy the defined benefit liability, with no such expense in the current quarter. In addition, the aforementioned loan modification activity in the current quarter resulted in a $939,000 increase in deferred loan costs, which further decreased salaries and employee benefits expenses in the current period, along with reductions in estimates for profitability relative to targets causing in a $151,000 reduction in profit sharing contributions between quarters. Payroll taxes declined by $94,000 in the current quarter compared to the quarter ended March 31, 2024, as seasonal annual limits were reached during the second quarter. Professional fees declined by $551,000 during the current quarter compared to the March 31, 2024 quarter, due mostly to a $489,000 decrease in professional services related to our pending transaction with Global, since the signing of the Agreement with Global and related filings occurred during the first quarter of 2024. Also contributing to the decline in professional fees was an $83,000 reduction in external audit and accounting fees in the current quarter compared to the quarter ended March 31, 2024. The decrease compared to the quarter ended June 30, 2023, was primarily due to a $1.2 million decrease in salaries and employee benefits, a $243,000 decrease in other general and administrative expense, a $138,000 decrease in professional fees, a $97,000 decline in regulatory assessments and a $51,000 decrease in marketing expense, partially offset by higher data processing and occupancy and equipment expense.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through 15 full-service banking offices. For additional information about us, please visit our website at ffnwb.com and click on the “Investor Relations” link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about, among other things, our pending transaction with Global Federal Credit Union (“Global”) whereby Global, pursuant to the definitive purchase and assumption agreement (the “P&A Agreement”), will acquire substantially all of the assets and assume substantially all of the liabilities of the Bank, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based on current management expectations and may, therefore, involve risks and uncertainties. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or all of the parties to terminate the P&A Agreement; delays in completing the P&A Agreement; the failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the Global transaction, including the P&A Agreement, on a timely basis or at all; delays or other circumstances arising from the dissolution of the Bank and the Company following completion of the P&A Agreement; diversion of management’s attention from ongoing business operations and opportunities during the pending Global transaction; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of the Global transaction; potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the recent increases in the Federal Reserve benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; increased competitive pressures; legislative and regulatory changes; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; effects of critical accounting policies and judgments, including the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

Assets	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Three Month Change	One Year Change

Cash on hand and in banks	$10,811	$8,789	$10,621	23.0%	1.8%
Interest-earning deposits with banks	48,173	40,272	42,956	19.6	12.1
Investments available-for-sale, at fair value	160,693	180,376	208,927	(10.9)	(23.1)
Investments held-to-maturity, at amortized cost	2,456	2,451	2,444	0.2	0.5
Loans receivable, net of allowance of $14,796, $14,996, and $15,606 respectively	1,135,067	1,142,909	1,171,916	(0.7)	(3.1)
Federal Home Loan Bank ("FHLB") stock, at cost	8,823	6,078	6,603	45.2	33.6
Accrued interest receivable	6,632	7,176	6,690	(7.6)	(0.9)
Deferred tax assets, net	2,360	2,399	3,275	(1.6)	(27.9)
Premises and equipment, net	19,007	19,323	20,283	(1.6)	(6.3)
Bank owned life insurance ("BOLI"), net	38,368	38,058	36,922	0.8	3.9
Prepaid expenses and other assets	11,447	16,827	13,051	(32.0)	(12.3)
Right of use asset ("ROU"), net	2,670	2,415	3,018	10.6	(11.5)
Goodwill	889	889	889	0.0	0.0
Core deposit intangible, net	357	388	484	(8.0)	(26.2)
Total assets	$1,447,753	$1,468,350	$1,528,079	(1.4)	(5.3)

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$99,842	$100,846	$111,768	(1.0)	(10.7)
Interest-bearing deposits	988,332	1,066,050	1,113,196	(7.3)	(11.2)
Total deposits	1,088,174	1,166,896	1,224,964	(6.7)	(11.2)
Advances from the FHLB	176,000	115,000	120,000	53.0	46.7
Advance payments from borrowers for taxes and insurance	2,764	5,649	2,524	(51.1)	9.5
Lease liability, net	2,866	2,598	3,213	10.3	(10.8)
Accrued interest payable	1,117	1,134	2,045	(1.5)	(45.4)
Other liabilities	16,139	16,890	16,618	(4.4)	(2.9)
Total liabilities	1,287,060	1,308,167	1,369,364	(1.6)	(6.0)

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	-	-	-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 9,179,825 shares at June 30 2024, 9,174,425 shares at March 31 2024, and 9,148,086 shares at June 30 2023	92	92	92	0.0	0.0
Additional paid-in capital	72,953	72,871	72,544	0.1	0.6
Retained earnings	94,300	93,938	95,896	0.4	(1.7)
Accumulated other comprehensive loss, net of tax	(6,652)	(6,718)	(9,817)	(1.0)	(32.2)
Total stockholders' equity	160,693	160,183	158,715	0.3	1.2
Total liabilities and stockholders' equity	$1,447,753	$1,468,350	$1,528,079	(1.4)	(5.3)

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except per share data)
(Unaudited)

	Quarter Ended
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Three Month Change	One Year Change
Interest income
Loans, including fees	$16,805	$16,966	$16,849	(0.9)%	(0.3)%
Investments	1,886	2,064	2,108	(8.6)	(10.5)
Interest-earning deposits with banks	482	486	620	(0.8)	(22.3)
Dividends on FHLB Stock	144	127	120	13.4	20.0
Total interest income	19,317	19,643	19,697	(1.7)	(1.9)
Interest expense
Deposits	9,498	9,916	8,590	(4.2)	10.6
Other borrowings	849	827	798	2.7	6.4
Total interest expense	10,347	10,743	9,388	(3.7)	10.2
Net interest income	8,970	8,900	10,309	0.8	(13.0)
Recapture of provision for credit losses	(200)	(175)	(247)	14.3	(19.0)
Net interest income after recapture of provision for credit losses	9,170	9,075	10,556	1.0	(13.1)

Noninterest income
BOLI income	310	351	274	(11.7)	13.1
Wealth management revenue	54	95	95	(43.2)	(43.2)
Deposit related fees	240	221	252	8.6	(4.8)
Loan related fees	97	58	44	67.2	120.5
Other (expense) income, net	(28)	62	133	(145.2)	(121.1)
Total noninterest income	673	787	798	(14.5)	(15.7)

Noninterest expense
Salaries and employee benefits	3,817	6,763	5,064	(43.6)	(24.6)
Occupancy and equipment	1,225	1,226	1,160	(0.1)	5.6
Professional fees	749	1,300	887	(42.4)	(15.6)
Data processing	856	786	711	8.9	20.4
Regulatory assessments	170	166	267	2.4	(36.3)
Insurance and bond premiums	118	132	115	(10.6)	2.6
Marketing	47	64	98	(26.6)	(52.0)
Other general and administrative	959	894	1,202	7.3	(20.2)
Total noninterest expense	7,941	11,331	9,504	(29.9)	(16.4)
Income (loss) before federal income tax provision (benefit)	1,902	(1,469)	1,850	(229.5)	2.8
Federal income tax provision (benefit)	347	(393)	362	(188.3)	(4.1)
Net income (loss)	$1,555	$(1,076)	$1,488	(244.5)	4.5

Basic earnings (loss) per share	$0.17	$(0.12)	$0.16
Diluted earnings (loss) per share	$0.17	$(0.12)	$0.16
Weighted average number of common shares outstanding	9,168,414	9,159,339	9,120,468
Weighted average number of diluted shares outstanding	9,235,446	9,159,339	9,124,227

The following table presents a breakdown of the loan portfolio (unaudited):
	June 30, 2024		March 31, 2024		June 30, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Multifamily	$134,302	11.7%	$134,386	11.6%	$141,413	11.9%
Total residential	134,302	11.7	134,386	11.6	141,413	11.9

Non-residential:
Retail	118,154	10.4	118,958	10.4	131,877	11.1
Office	74,032	6.4	72,303	6.2	79,338	6.7
Hotel / motel	55,018	4.8	57,263	4.9	64,297	5.4
Storage	32,636	2.8	32,834	2.8	33,418	2.8
Mobile home park	23,159	2.0	23,351	2.0	22,798	1.9
Warehouse	18,868	1.6	19,086	1.6	19,557	1.6
Nursing Home	11,474	1.0	11,538	1.0	11,739	1.0
Other non-residential	32,139	2.8	32,041	2.8	43,332	3.7
Total non-residential	365,480	31.8	367,374	31.7	406,356	34.2

Construction/land:
One-to-four family residential	39,908	3.5	43,411	3.7	47,168	4.0
Multifamily	6,078	0.5	5,266	0.5	547	0.0
Land development	9,800	0.8	8,330	0.7	10,113	0.9
Total construction/land	55,786	4.8	57,007	4.9	57,828	4.9

One-to-four family residential:
Permanent owner occupied	283,516	24.7	283,398	24.5	246,585	20.8
Permanent non-owner occupied	225,423	19.6	223,302	19.3	235,008	19.8
Total one-to-four family residential	508,939	44.3	506,700	43.8	481,593	40.6

Business:
Aircraft	-	0.0	1,907	0.2	2,017	0.2
Small Business Administration ("SBA")	1,763	0.2	1,778	0.2	1,824	0.2
Paycheck Protection Plan ("PPP")	316	0.0	395	0.0	629	0.1
Other business	12,984	1.1	16,344	1.4	22,957	1.8
Total business	15,063	1.3	20,424	1.8	27,427	2.3

Consumer:
Classic, collectible and other auto	56,758	4.9	58,003	5.0	61,611	5.1
Other consumer	13,535	1.2	14,011	1.2	11,294	1.0
Total consumer	70,293	6.1	72,014	6.2	72,905	6.1

Total loans	1,149,863	100.0%	1,157,905	100.0%	1,187,522	100.0%
Less:
ACL	14,796		14,996		15,606
Loans receivable, net	$1,135,067		$1,142,909		$1,171,916

Concentrations of credit: (1)
Construction loans as % of total capital	34.8%		36.3%		40.0%
Total non-owner occupied commercial real estate as % of total capital	298.8%		307.2%		336.8%
 (1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC regulatory guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	At or For the Quarter Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2024	2024	2023	2023	2023
	(Dollars in thousands, except per share data)
Performance Ratios: (1)
Return on assets	0.43%	(0.29)%	0.31%	0.39%	0.39%
Return on equity	3.88	(2.67)	2.97	3.71	3.74
Dividend payout ratio	76.47	(108.33)	100.00	79.26	79.90
Equity-to-assets ratio	11.10	10.91	10.74	10.44	10.39
Tangible equity ratio (2)	11.02	10.83	10.66	10.36	10.31
Net interest margin	2.66	2.55	2.54	2.69	2.84
Average interest-earning assets to average interest-bearing liabilities	117.01	116.40	115.84	116.94	116.27
Efficiency ratio	82.35	116.97	85.17	84.49	85.57
Noninterest expense as a percent of average total assets	2.21	3.05	2.18	2.29	2.50
Book value per common share	$17.51	$17.46	$17.61	$17.35	$17.35
Tangible book value per share (2)	17.37	17.32	17.47	17.20	17.20

Capital Ratios: (3)
Tier 1 leverage ratio	10.91%	10.41%	10.18%	10.25%	10.02%
Common equity tier 1 capital ratio	15.39	14.98	14.90	14.75	14.49
Tier 1 capital ratio	15.39	14.98	14.90	14.75	14.49
Total capital ratio	16.64	16.24	16.15	16.00	15.75

Asset Quality Ratios: (4)
Nonaccrual loans as a percent of total loans	0.41%	0.02%	0.02%	0.02%	0.02%
Nonaccrual as a percent of total assets	0.32	0.01	0.01	0.01	0.01
ACL as a percent of total loans	1.29	1.30	1.28	1.29	1.31
Net charge-offs to average loans receivable, net	0.00	0.00	0.00	0.00	0.00

Allowance for Credit Losses:
ACL - loans
Beginning balance	$14,996	$15,306	$15,306	$15,606	$16,028
Recapture of provision	(200)	(300)	-	(300)	(400)
Charge-offs	-	(10)	-	-	(22)
Recoveries	-	-	-	-	-
Ending balance	$14,796	$14,996	$15,306	$15,306	$15,606

Allowance for unfunded commitments
Beginning balance	$564	$439	$439	$439	$286
Provision for credit losses	-	125	-	-	153
Ending balance	$564	$564	$439	$439	$439

Provision for credit losses
ACL - loans	$(200)	$(300)	$-	$(300)	$(400)
Allowance for unfunded commitments	-	125	-	-	153
Total	$(200)	$(175)	$-	$(300)	$(247)
(1)	Performance ratios are calculated on an annualized basis.
(2)
Tangible equity, tangible assets, tangible equity ratio and tangible book value per share are non-GAAP financial measures. Refer to Non-GAAP Financial Measures at the end of this press release for a reconciliation to the nearest GAAP equivalents.

(3)	Capital ratios are for First Financial Northwest Bank only.
(4)	Loans are reported net of undisbursed funds.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	At or For the Quarter Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2024	2024	2023	2023	2023
	(Dollars in thousands)
Yields and Costs: (1)
Yield on loans	5.93%	5.88%	5.83%	5.73%	5.71%
Yield on investments	4.38	4.11	4.11	3.98	3.93
Yield on interest-earning deposits	5.25	5.28	5.32	5.18	4.91
Yield on FHLB stock	8.63	7.79	7.29	6.57	7.06
Yield on interest-earning assets	5.73%	5.62%	5.56%	5.46%	5.43%

Cost of interest-bearing deposits	3.71%	3.69%	3.62%	3.33%	3.06%
Cost of borrowings	2.64	2.65	2.40	2.42	2.55
Cost of interest-bearing liabilities	3.59%	3.58%	3.50%	3.24%	3.01%

Cost of total deposits (2)	3.38%	3.38%	3.31%	3.03%	2.78%
Cost of funds (3)	3.30	3.31	3.23	2.97	2.76

Average Balances:
Loans	$1,139,017	$1,160,156	$1,167,339	$1,171,483	$1,182,939
Investments	173,102	202,106	206,837	211,291	215,113
Interest-earning deposits	36,959	37,032	65,680	40,202	50,691
FHLB stock	6,714	6,554	6,584	6,820	6,814
Total interest-earning assets	$1,355,792	$1,405,848	$1,446,440	$1,429,796	$1,455,557

Interest-bearing deposits	$1,029,608	$1,082,168	$1,127,690	$1,097,324	$1,126,598
Borrowings	129,126	125,604	120,978	125,402	125,275
Total interest-bearing liabilities	$1,158,734	$1,207,772	$1,248,668	$1,222,726	$1,251,873
Noninterest-bearing deposits	101,196	99,173	102,869	109,384	111,365
Total deposits and borrowings	$1,259,930	$1,306,945	$1,351,537	$1,332,110	$1,363,238

Average assets	$1,446,207	$1,495,753	$1,538,955	$1,522,224	$1,547,321
Average stockholders' equity	161,057	161,823	159,659	160,299	159,764
(1) Yields and costs are annualized.
(2) Includes noninterest-bearing deposits.
(3) Includes total borrowings and deposits (including noninterest-bearing deposits).

Non-GAAP Financial Measures
In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains non-GAAP financial measures that include tangible equity, tangible assets, tangible book value per share, and the tangible equity-to-assets ratio. The Company believes that these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of goodwill and core deposit intangible, net and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Non-GAAP financial measures have limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation and are not a substitute for other measures in this earnings release that are presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

The following tables provide a reconciliation between the GAAP and non-GAAP measures:

	Quarter Ended
	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023
	(Dollars in thousands, except per share data)

Tangible equity to tangible assets and tangible book value per share:
Total stockholders' equity (GAAP)	$160,693	$160,183	$161,660	$159,235	$158,715
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	357	388	419	451	484
Tangible equity (Non-GAAP)	$159,447	$158,906	$160,352	$157,895	$157,342

Total assets (GAAP)	$1,447,753	$1,468,350	$1,505,082	$1,525,568	$1,528,079
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	357	388	419	451	484
Tangible assets (Non-GAAP)	$1,446,507	$1,467,073	$1,503,774	$1,524,228	$1,526,706

Common shares outstanding at period end	9,179,825	9,174,425	9,179,510	9,179,510	9,148,086

Equity-to-assets ratio (GAAP)	11.10%	10.91%	10.74%	10.44%	10.39%
Tangible equity-to-tangible assets ratio (Non‑GAAP)	11.02	10.83	10.66	10.36	10.31
Book value per common share (GAAP)	$17.51	$17.46	$17.61	$17.35	$17.35
Tangible book value per share (Non-GAAP)	17.37	17.32	17.47	17.20	17.20